Exhibit 99.2

HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 339-2929

Internet Site: www.homebancshares.com

Additional Information Regarding the Annual Meeting of Shareholders To Be Held on April 16, 2020

The following Notice of Change of Time and Location relates to the proxy statement (the “Proxy Statement”) of Home BancShares, Inc. (the “Company”), dated February 27, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 16, 2020. This Supplement is being filed with the Securities and Exchange Commission to provide notice of a change of time and location of the Annual Meeting and is being made available to shareholders on or about March 24, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Notice of Change of Time and Location of Annual Meeting of Shareholders To Be Held on April 16, 2020

To the Shareholders of Home BancShares, Inc.:

Due to the emerging public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders and other stakeholders, NOTICE IS HEREBY GIVEN that the time and location of the 2020 Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) to be held on Thursday, April 16, 2020 (the “Annual Meeting”) have been changed. The Annual Meeting will now be held at 9:00 a.m. (CDT) on April 16, 2020 at the Company’s corporate offices located at 719 Harkrider Street, Conway, Arkansas.

As described in the proxy materials for the Annual Meeting previously distributed, the Board fixed the close of business on February 24, 2020 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Shareholders who vote by proxy do not need to attend the meeting. If shareholders plan to attend the meeting, the Company asks that you please notify the Company at least 24 hours in advance of the meeting by contacting our Investor Relations Officer, Donna Townsell, at (501) 328-4625. In light of recent guidelines recommended by federal and state authorities and the Centers for Disease Control and Prevention restricting group gatherings, seating may be limited to comply with applicable recommended guidelines. Additionally, attendees may be subject to health screening procedures upon entering the building consistent with practices advised by governmental authorities or as otherwise in place for visitors to the Company’s corporate office.

Whether or not shareholders plan to attend the meeting, the Company urges all shareholders of record as of the Record Date to promptly submit their proxy by executing and returning the proxy card previously mailed to them or by voting by telephone or on the Internet by following the voting instructions printed on their proxy card. Your vote is important.

For further information regarding the matters to be acted upon at the Annual Meeting, the Company urges you to carefully read the Proxy Statement in its entirety. The Company’s proxy materials are available at www.envisionreports.com/homb.

By Order of the Board of Directors

JOHN W. ALLISON
Chairman and Chief Executive Officer

Conway, Arkansas

March 24, 2020